UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2023

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37523	47-4078206
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 North Chapel Ridge Rd., Suite 200
Lehi, Utah	84043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 756-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PRPL	The NASDAQ Stock Market LLC
Proportional Representation Preferred Linked Stock, par value $0.0001 per share	N/A	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.2 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2023 Short-Term Cash Incentive Plan

On April 13, 2023, the Company’s board of directors (the “Directors”) approved the 2023 Short-Term Cash Incentive Plan (the “STIP”). Certain key employees, including employees who are employed to serve as C-Suite executives (except as may be set forth in an employment or other agreements), Senior Vice Presidents, Vice Presidents, and Senior Directors, participate in the STIP as determined by the Human Capital & Compensation Committee (the “Committee”). Not all eligible employees, including the eligible named executive officers, are guaranteed to participate in the STIP, as participation will be subject to Board discretion and approval. The STIP will be administered by the Committee as authorized by the Board.

For the STIP to activate, the Company must achieve a certain 2023 minimum target level of an adjusted EBITDA financial target. If the Company does not reach the minimum target level of the adjusted EBITDA financial target, no cash awards will be paid to any of the participants under the STIP. If the Company achieves the minimum target level of the adjusted EBITDA target, participants are eligible to receive a cash bonus in an amount determined by the extent to which that minimum level of that financial target is exceeded up to a maximum level, and as augmented by the extent to which a net revenue target also is met between minimum and maximum levels.

The bonus amount is calculated as the participant’s annual base salary multiplied by that participant’s participation percentage set forth in their participation letter, with the result multiplied by a bonus percentage based on whether and the extent to which the adjusted EBITDA and net revenue financial targets are met, with the bonus percentage based on adjusted EBITDA and net revenue each weighted 50% at the plan targets. However, if the minimum adjusted EBITDA target is not met, the total bonus percentage will be 0%. The bonus percentage for each financial target will be determined in proportion to the actual amount achieved compared to minimum, plan, and maximum targets. Achievement of both plan targets results in a bonus percentage of 100%. If only the minimum of both targets is attained the weighted bonus percentage will be 50%, and if the maximum of both targets is attained the weighted bonus percentage will be 200%. In no event will the bonus percentage for attainment results above the maximum targets be above 200%. Notwithstanding the forgoing, the bonus percentage will be limited as necessary to prevent the Company from falling below certain post-bonus adjusted EBITDA minimums that are dependent on the level of adjusted EBITDA that is attained.

The foregoing summary of the STIP does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the STIP, which is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

RSU Agreement

On April 13, 2023, the Board revised Section 5 of the form of Restricted Share Unit Agreement (the “RSU Agreement”) for Restricted Share Unit (“RSU) awards granted under the 2017 Plan pursuant to the Amended LTIP (the “LTIP”) to provide that if a participant’s termination occurs by reason of involuntary termination by the Company without cause on or within twelve months after a change in control then, subject to Section 6, one hundred percent (100%) of that participant’s RSU awards shall vest and become payable upon such termination of employment, eliminating the previous requirement that such termination of employment occur on or after March 15 of the following year. The foregoing does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the RSU Agreement, which is attached as Exhibit 99.2 to this report and is incorporated by reference herein.

PSU Agreement

On April 13, 2023, the Board revised Section 8(b) of the form of Performance-Based Share Unit Agreement (the “PSU Agreement”) for Performance-Based Share Unit (“PSU”) awards granted under the 2017 Plan pursuant to the Amended LTIP to provide that if a participant’s termination occurs by reason of involuntary termination by the Company without cause on or within twelve months after a change in control then, subject to Section 9, a pro rata portion (calculated based on the days elapsed in a performance period prior to the employment termination date divided by the total days in that performance period) of that participants PSU awards shall vest and become payable after the performance period at the same time other participants are paid, if at all, and limited to the lesser of the number of shares payable based on the performance goals attained as of the date of the termination or the end of the performance period, eliminating the previous requirement that such termination of employment occur on or after March 15 of the following year. The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the PSU Agreement, which is attached as Exhibit 99.3 to this report and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

Exhibit Number	Description
99.1	Purple Innovation, Inc. 2023 Short-Term Cash Incentive Plan, dated as of April 13, 2023
99.2	Form of Restricted Share Unit Agreement
99.3	Form of Performance-Based Share Unit Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2023	PURPLE INNOVATION, INC.

	By:	/s/ Casey K. McGarvey
Casey K. McGarvey
Chief Legal Officer, Secretary

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